Exhibit 10.1

AGREEMENT OF MERGER

OF

SAVE FOODS, INC.

AND

SAVE FOODS, INC.

THIS AGREEMENT OF MERGER (this “Agreement”) is entered into by and between Save Foods, Inc., a Delaware corporation (“Parent”) and Save Foods, Inc., a Nevada corporation (“Subsidiary”), as of the 6th day of November, 2023.

WHEREAS, the boards of directors of each of Parent and Subsidiary have declared it advisable and to the advantage, welfare, and best interests of the corporation and its stockholders to merge Parent with and into Subsidiary pursuant to the provisions of the Nevada Revised Statutes of the State of Nevada (the “NRS”) upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

1. Merger. Parent shall, pursuant to the provisions of the NRS, be merged with and into Subsidiary, which shall be the surviving corporation from and after the date on which the Articles of Merger are filed with the Secretary of State of the State of Nevada (the “Effective Time”), and which shall continue to exist under the name Save Foods, Inc., a Nevada corporation (the “Surviving Corporation”). The separate existence of Parent shall cease at the Effective Time in accordance with the provisions of the NRS.

2. Articles of Incorporation. The Articles of Incorporation of Subsidiary, as now in force and effect, shall continue to be the Articles of Incorporation of the Surviving Corporation and such Articles of Incorporation shall continue in full force and effect until further amended and changed pursuant to the NRS.

3. Bylaws. The present bylaws of Subsidiary will be the bylaws of the Surviving Corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the NRS.

4. Directors and Officers. The directors and officers of the Parent in office at the Effective Time shall be the directors and officers of the Surviving Corporation in office at the Effective Time, all of whom shall hold their offices until the election and qualification of their respective successors or until their earlier removal, resignation or death in accordance with the bylaws of the Surviving Corporation.

5. Exchange of Capital Stock. At the Effective Time, each issued and outstanding share of Common Stock, $0.0001 par value per share, of Parent shall be converted into one share of Common Stock, $0.0001 par value per share, of the Surviving Corporation, and that one outstanding share of Common Stock of the Surviving Corporation issued to and held by Parent immediately prior to the Effective Time shall be automatically canceled and returned to treasury of the Surviving Corporation without any consideration.

6. Execution, Filing and Recordation. Parent and Subsidiary agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Nevada, and that they will cause to be performed all necessary acts within the State of Nevada and elsewhere, to effectuate the merger herein provided for.

7. Termination. This Agreement may be terminated at any time prior to the filing thereof with the Secretary of State of the State of Nevada upon a vote of directors of either Parent or Subsidiary. In the event of such termination, this Agreement shall forthwith become void and neither party nor its respective officers, directors or stockholders shall have any liability hereunder.

8. Tax-Free Reorganization. This Agreement constitutes the “plan of reorganization” within the meaning of 368(a)(1) of the Internal Revenue Code of 1986, as amended.

IN WITNESSS WHEREOF, the undersigned have executed this Agreement of Merger as of the date first written above:

PARENT:

SAVE FOODS, INC.

By:	/s/ David Palach
Name:	David Palach
Title:	Chief Executive Officer

SUBSIDIARY:

SAVE FOODS, INC.

By:	/s/ David Palach
Name:	David Palach
Title:	President